Exhibit 99.1



THE STRIDE RITE CORPORATION                                 March 29, 2007
NEWS RELEASE                                          FOR IMMEDIATE RELEASE


       CONTACT: Frank A. Caruso, Chief Financial Officer - (617)-824-6611

                          STRIDE RITE REPORTS INCREASED
                         FIRST QUARTER SALES AND PROFITS


     Lexington, MA, March 29, 2007 - The Stride Rite Corporation (NYSE: SRR) today reported record first quarter fiscal 2007 sales of $194.7 million, an increase of 6% compared to the same period in the prior year. Net income for the first quarter totaled $11.1 million or $.30 per diluted share, compared to the net income of $8.3 million or $.22 per diluted share in the first quarter of 2006.

     The first quarter financial results include a pre-tax expense of $0.3 million related to Robeez integration costs. The prior year first quarter financial results included a pre-tax expense of $2.6 million related to the flow through of the remaining write-up of inventory purchased in the Saucony acquisition as required by GAAP accounting rules. In addition, the prior year first quarter results included pre-tax Saucony acquisition related integration expenses of $1.2 million.

     Excluding acquisition-related integration costs, net income would have been $11.3 million for the first quarter, while diluted earnings per share remain at $.30 for the first quarter of fiscal 2007. Excluding acquisition-related integration costs and the Saucony inventory write-up, net income would have been $10.6 million for the first quarter of fiscal 2006, while diluted earnings per share would have been $.28. See the section entitled "Non-GAAP Pro Forma Financial Measures" and the "Reconciliation of Non-GAAP Measures" provided in this release for an additional description of these Non-GAAP Measures.

     David Chamberlain, Chairman and CEO of Stride Rite commented, "Although we made progress in the first quarter, the uneven retail environment had an effect on the first quarter results.

     "The combined Children's Group first quarter sales increased 9% compared to last year. The Children's Retail Group sales were up 14% in the quarter. Same store comps were up 6.3%. February retail sales were helped by an earlier start to our annual pre-Easter promotion. We expect retail to continue with positive comps for the year. However, wholesale sales were down 1%. The introduction of our Saucony children's line in December has enjoyed a solid start in both our stores and wholesale businesses. Over time, this should allow us to open new distribution. We remain on target to turn in another year of growth in our Stride Rite children's business.

     "Keds had a weak first quarter, with sales down 9%. The new, younger product offerings met expectations, but could not offset the decline in women's core product and lower children's sales. We anticipate an improving sales trend for the remainder of the year.

     "Sperry Top-Sider, up 10%, enjoyed another strong quarter of sales. Our products are performing well. We expect a year of solid growth.

     "Saucony domestic sales were up 6% over a year ago. We are seeing excellent response to our updated technical running lines, particularly in the Triumph, Omni and Hurricane models, which all feature our new ProGrid technology. We feel positive about the steps we are taking to build Saucony.

     "International sales were up 2%. Keds continues to enjoy strong sales growth in Europe, Canada and Australia. The Mischa Barton campaign and younger products are driving the Keds momentum.

     "Our Tommy Hilfiger footwear sales were 4% above last year. We are pleased with the progress of the Tommy Hilfiger brand. However, we remain cautious in our outlook for the year.

     "Robeez results met expectations for the quarter."


     Mr. Chamberlain continued, "The strength of our brands and the acquisition of Robeez has provided sales growth in the quarter. We are committed to delivering the financial results this year, while we invest to support long-term growth. Assuming reasonable retail and economic conditions in 2007, we are reaffirming our projected sales growth of 5% to 8% and earnings per share of $1.10 - $1.15, including a full year of Robeez financial results and excluding any Robeez integration costs. Acquisition related integration costs are estimated at approximately $1.0 million or $.02 per diluted share for the year."

NET SALES HIGHLIGHTS:

o Net sales for the quarters ended March 2, 2007 and March 3, 2006 are summarized in the table as follows:

                           The Stride Rite Corporation

                            Net Sales (in thousands)

                                  First Quarter
                                  -------------
                                                             Percentage
                                           2007      2006      Change
                                           ----      ----      ------
                                            (Unaudited)

        Stride Rite Children's Group -    $20,980   $21,156     (1)%
        Wholesale
        Stride Rite Children's Group -     43,130    37,924      14%
        Retail
                                         ---------  --------  ----------
        Stride Rite Children's Group -     64,110    59,080      9%
        Combined

        Keds                               38,097    41,991     (9)%
        Sperry Top-Sider                   26,015    23,588      10%
        International                      23,295    22,818      2%
        Saucony                            22,412    21,075      6%
        Hind                                2,415     3,488     (31)%
                                         ---------  --------  ----------
        Other Wholesale - Combined        112,234   112,960     (1)%

        Tommy Hilfiger Adult               15,472    14,933      4%

        Robeez                              7,084         -     100%

        Intercompany Eliminations         (4,229)   (3,557)      n/a
                                         ---------  --------  ----------
        Total                            $194,671   $183,416     6%
                                         =========  ========  ==========



o Stride Rite Children's Group-Wholesale net sales were down 1% for the quarter as compared to the prior year. This decrease was primarily attributable to decreased sales of first quality products, mainly in the Stride Rite and Tommy Hilfiger product lines, as well as a decrease in closeout products sales. Offsetting these declines were positive sales of Sperry Top-Sider and Saucony children's products.

o Net sales of the Stride Rite Children's Group-Retail division increased 14% in the first quarter versus the prior year. Sales at comparable Children's Group retail stores (open 52 weeks in each fiscal year) increased 6.3% for the first quarter of 2007. At quarter-end, the Stride Rite Children's Group-Retail operated 322 stores, including 15 Saucony stores. This is a net increase of 26 stores, or 9% from the comparable period last year.

o Net sales in the Keds division decreased 9%. The Keds sales decline was primarily attributable to a decrease in women's core product sales in the mid-tier and value sales channels, as well as lower children's sales. The younger product offerings have performed well.

o Sperry Top-Sider net sales increased 10% for the first quarter on higher sales of men's and women's products.

o        Saucony domestic net sales were up 6% for the first quarter of 2007.
         Saucony technical running and athletic products performed well in the quarter.

o The Stride Rite International division's net sales growth of 2% in the first quarter of fiscal 2007 was primarily the result of strong sales of Saucony and Keds products in Europe, as well as Keds sales increases in Canada.

o Net sales of Tommy Hilfiger products for the first quarter increased 4% with positive trends in both women's and men's product lines.

OTHER FINANCIAL HIGHLIGHTS:

o The gross profit rate of 40.8% was improved 0.9 percentage points compared to 39.9% reported in the comparable period in 2006. The prior year gross profit rate was negatively impacted 1.5 percentage points by the $2.6 million flow through of the remaining acquired Saucony inventory write-up to fair value. The current year gross
         profit  margin  was  adversely  affected  by  increased   promotional
         activity in our Stride Rite children's company-owned retail stores and a shift in product mix.

o Operating expenses increased 3% for the quarter. As planned, the major operating cost increases were related to Robeez expenses, investments in European operations and Stride Rite Children's Group-Retail store expansion.

o Operating income increased 31% on a GAAP basis and was up 5% excluding the acquisition related integration costs of $0.3 million and $1.2 million for 2007 and 2006, respectively and the $2.6 million flow through of the remaining acquired Saucony acquisition related inventory write-up to fair value in 2006.

o Accounts receivable increased 6% compared to last year consistent with the sales increase in the quarter. DSO was 56 days, which is flat versus the comparable period last year.

o Inventories of $127 million were up 10% versus the comparable period of 2006. The increase was due in part to the addition of Robeez and the timing of certain product receipts.

o Cash and cash equivalents were $20 million at the end of the first quarter with $99 million in outstanding debt. The outstanding debt increase versus our 2006 year-end balance is related primarily to building inventory for spring sales.

o The Company did not repurchase any common shares under the share repurchase program during the first quarter. As of March 2, 2007 we had approximately 3.0 million shares remaining on our share repurchase authorization.

COMPANY OVERVIEW & CONFERENCE CALL INFORMATION:

     The Stride Rite Corporation markets the leading brand of high quality children's shoes in the United States. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Keds, PRO-Keds, Sperry Top-Sider, Robeez, Tommy Hilfiger, Saucony, Grasshoppers, Munchkin and Spot-bilt. Apparel products are marketed by the Company under the Saucony and Hind brand names. Information about the Company is available on our website - www.strideritecorp.com. The Company will provide a live webcast of its first quarter conference call. The live broadcast of Stride Rite's quarterly conference call will be available on the Company's website and at www.streetevents.com, beginning at 10:00AM ET on March 29, 2007. An on-line replay will follow two hours after the call and will continue through April, 5 2007. Information about the Company's brands and product lines is available at: www.striderite.com, www.keds.com, www.sperrytopsider.com, www.robeez.com, www.grasshoppers.com, www.saucony.com, and www.hind.com.


SAFE HARBOR STATEMENT UNDER THE PRIVATE  SECURITIES  LITIGATION  REFORM ACT OF
1995:

     This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward-looking statements, including, but not limited to, statements regarding upcoming product lines, division sales expectations, growth expectations, and sales growth for the Company, reflect our current views with respect to the future events or financial performance discussed in the release, based on management's beliefs and assumptions and information currently available. When used, the words "believe", "anticipate", "estimate", "project", "should", "expect", "appear" and similar expressions, which do not relate solely to historical matters identify forward-looking statements. Investors are cautioned that forward-looking statements are subject to risks, uncertainties and assumptions and are not guarantees of future events or performance, which may be affected by known and unknown risks, trends and uncertainties, and should not place undue reliance on these statements. Should one or more of these risks or uncertainties materialize, or should our assumptions prove incorrect, actual results may vary materially from those anticipated, projected or implied. Factors that may cause or contribute to such differences include, among others: international, national and local general economic, political and market conditions; our reliance on independent manufacturers in China and potential disruptions in such manufacturing caused by difficulties associated with political instability in China, the occurrence of a natural disaster or outbreak of a pandemic disease in China, labor shortages or work stoppages, and changes in duty structures; the impact of changes in the value of foreign currencies, including the Chinese Yuan; the possible failure to retain the Tommy Hilfiger footwear license or other current license agreements; the possible failure to successfully integrate the Robeez brand into the Company operations; increased leverage from the financing of our recent acquisitions; intense competition among sellers of footwear; delay in opening new stores; a decline in the volume of anticipated sales; revenues from new product lines may fall below expectations; a delay in the launch of new product lines; an inability to achieve expected results for new retail concepts; general retail sales trends may be below expectations; consumer fashion trends may shift to footwear styles not currently included in our product lines; our retail customers, including large department stores, may continue to consolidate or restructure operations resulting in unexpected store closings; and additional factors discussed from time to time in our filings with the Securities and Exchange Commission (the "SEC"), all of which are available at the SEC's website at www.sec.gov. We expressly disclaim any responsibility to update forward-looking statements.

NON-GAAP PRO FORMA FINANCIAL MEASURES:

     This release contains certain non-GAAP financial measures, specifically non-GAAP historic and anticipated net income and diluted earnings per share, each of which excludes certain cash and non-cash charges. These non-GAAP financial measures are used by management to evaluate the Company's historical and prospective financial performance and to indicate underlying trends in the Company's business. Although the non-GAAP measures provided by the Company may be different from the non-GAAP measures provided by other companies, management believes that these non-GAAP financial measures provide useful information to investors because, by excluding non-cash items related to the write-up to fair value of inventory and one-time cash items related to integration costs of the Company's recent acquisitions, it provides investors with a better understanding of the performance of the Company and allows investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The GAAP measures most directly comparable to the non-GAAP measures are net income and diluted earnings per share.

                           The Stride Rite Corporation
                        Summarized Financial Information
              for the periods ended March 2, 2007 and March 3, 2006

                              Statements of Income

          (in thousands)                                First Quarter
                                                        -------------

                                                       2007        2006
                                                       ----        ----
                                                          (Unaudited)
           Net sales                                  $194,671   $183,416
           Cost of sales                               115,181    110,184
                                                     ----------  ---------
           Gross profit                                 79,490     73,232
           Selling and administrative expenses          60,799     58,910
                                                     ----------  ---------
           Operating income                             18,691     14,322
           Other income (expense), net                  (1,050)      (823)
                                                     ----------  ---------
           Income before income taxes                   17,641     13,499
           Provision for income taxes                    6,546      5,214
                                                     ----------  ---------
           Net income                                  $11,095     $8,285
                                                     ==========  =========

          Earnings per share:
              Diluted                                    $0.30      $0.22
              Basic                                      $0.30      $0.23

          Weighted average shares outstanding:
              Diluted                                   37,537     37,703
              Basic                                     36,556     36,588

                                 Balance Sheets

                                                        First Quarter
                                                        -------------

                                                       2007        2006
                                                       ----        ----
          Assets:                                        (Unaudited)
          Cash and cash equivalents                    $19,982    $23,219
          Accounts receivable                          128,733    121,098
          Inventories                                  126,651    115,594
          Deferred income taxes                         14,275     14,262
          Other current assets                          17,048     18,074
                                                     ----------  ---------
               Total current assets                    306,689    292,247
          Property and equipment, net                   52,950     51,625
          Goodwill                                      70,257     56,732
          Trademarks                                    71,890     58,590
          Other assets                                  18,731     19,301
                                                     ----------  ---------
               Total assets                           $520,517   $478,495
                                                     ==========  =========
          Liabilities and Stockholders' Equity:
          Current liabilities                           74,237     67,765
          Long-term debt                                98,500     95,000
          Deferred income taxes and other liabilities   39,840     38,934
          Stockholders' equity                         307,940    276,796
                                                     ----------  ---------
               Total liabilities and stockholders'    $520,517   $478,495
                           equity                    ==========  =========

                           The Stride Rite Corporation

                       Reconciliation of Non-GAAP Measures
                        (in thousands, except share data)

                       For the Quarter Ended March 2, 2007

                                   Reported                     Adjusted Results
                                 First Quarter                    First Quarter
                                      2007      Adjustments          2007
                                  -----------  ------------       -----------

     Net sales                      $194,671                        $194,671

     Operating income                 18,691      $320      (a)       19,011

     Provision for income taxes        6,546       134      (b)        6,680

     Net income                      $11,095      $186     (a),(b)   $11,281
    Earnings per share:
        Diluted                        $0.30                           $0.30
        Basic                          $0.30                           $0.31
    Weighted average shares
     outstanding:
        Diluted                       37,537                          37,537
        Basic                         36,556                          36,556


    Pro forma adjustments:

    (a) Robeez integration expenses $.3 million (pre-tax).

    (b) Income tax effect at the incremental rate.

                             The Stride Rite Corporation

                         Reconciliation of Non-GAAP Measures
                          (in thousands, except share data)

                         For the Quarter Ended March 3, 2006

                                   Reported                     Adjusted Results
                                 First Quarter                    First Quarter
                                      2006      Adjustments           2006
                                   -----------  ------------      --------------

     Net sales                       $183,416                        $183,416

     Operating income                  14,322     $3,785     (a)       18,107

     Provision for income taxes         5,214      1,461     (b)        6,675

     Net income                        $8,285     $2,324    (a),(b)   $10,609
    Earnings per share:
        Diluted                         $0.22                           $0.28
        Basic                           $0.23                           $0.29
    Weighted average shares
      outstanding:
        Diluted                        37,703                          37,703
        Basic                          36,588                          36,588


     Pro forma adjustments:

     (a) Flow through of the Saucony inventory write-up to fair value $2.6 million and Saucony integration expenses $1.2 million (pre-tax).

     (b) Income tax effect at the effective rate.